Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
R.H. Donnelley Corporation:
We consent to the use of our reports dated March 13, 2008, with respect to the consolidated balance sheets of R.H. Donnelley Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), cash flows and changes in shareholders’ equity for the years then ended, and the effectiveness of R.H. Donnelley Corporation’s internal control over financial reporting as of December 31, 2007, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006, Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), as of December 31, 2006, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes: an Interpretation of FASB Statement No. 109, as of January 1, 2007.
We also consent to the use of our report dated March 31, 2008, with respect to the consolidated statements of operations of Dex Media, Inc. and subsidiaries for the one month ended January 31, 2006 and the year ended December 31, 2005, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Raleigh, North Carolina
April 7, 2008